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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ___ )(1)

                               Adolor Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    00724X10
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [X] Rule 13d-1(d)




----------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                   -----------------------
 CUSIP No. 00724X10                   13G                 Page  2  of  21 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Venture Fund II, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
   NUMBER OF
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             2,261,964
      EACH          ------------------------------------------------------------
   REPORTING        7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:              0
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,261,964
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.09%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
 CUSIP No. 00724X10                   13G                 Page  3  of  21 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Management Partners II, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
   NUMBER OF
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             2,261,964
      EACH          ------------------------------------------------------------
   REPORTING        7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:              0
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,261,964
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.09%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -----------------------
 CUSIP No. 00724X10                   13G                 Page  4  of  21 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Venture Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0
                    ------------------------------------------------------------
   NUMBER OF
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             2,261,964
      EACH          ------------------------------------------------------------
   REPORTING        7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:              0
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,261,964
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.09%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
 CUSIP No. 00724X10                   13G                 Page  5  of  21 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Venture Corporation
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0
   NUMBER OF        ------------------------------------------------------------
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             2,261,964
      EACH          ------------------------------------------------------------
   REPORTING        7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:              0
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,261,964
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.09%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
 CUSIP No. 00724X10                   13G                 Page  6  of  21 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Venture Fund III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0
   NUMBER OF        ------------------------------------------------------------
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             2,261,964
      EACH          ------------------------------------------------------------
   REPORTING        7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:              0
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,261,964
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.09%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                     -----------------------
 CUSIP No. 00724X10                   13G                 Page  7  of  21 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Venture Partners, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0
   NUMBER OF        ------------------------------------------------------------
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             2,261,964
      EACH          ------------------------------------------------------------
   REPORTING        7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:              0
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,261,964
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.09%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                    -----------------------
 CUSIP No. 00724X10                   13G                 Page  8  of  21 Pages
-------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven Lazarus
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------

                    5.   SOLE VOTING POWER

                         3,000
    NUMBER OF        -----------------------------------------------------------
      SHARES        6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            2,261,964
       EACH         -----------------------------------------------------------
    REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON
       WITH:             3,000
                    -----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,264,964
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.11%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                    -----------------------
 CUSIP No. 00724X10                   13G                 Page  9  of  21 Pages
-------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Keith Crandell
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0
                    -----------------------------------------------------------
   NUMBER OF        6.   SHARED VOTING POWER
     SHARES
  BENEFICIALLY           2,261,964
    OWNED BY        -----------------------------------------------------------
      EACH           7.  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON              0
      WITH:         -----------------------------------------------------------
                     8.  SHARED DISPOSITIVE POWER

                         2,261,964
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,261,964
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    8.09%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                    -----------------------
 CUSIP No. 00724X10                   13G                 Page 10  of  21 Pages
-------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert Nelsen
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         1,750
                    -----------------------------------------------------------
   NUMBER OF
     SHARES         6.   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             2,261,964
      EACH          -----------------------------------------------------------
   REPORTING        7.   SOLE DISPOSITIVE POWER
     PERSON
      WITH:              1,750
                    -----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         2,261,964
-------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,263,714
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.10%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                    -----------------------
 CUSIP No. 00724X10                   13G                 Page 11  of  21 Pages
-------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Clinton Bybee
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                       (b) [ ]
 -------------------------------------------------------------------------------
3,   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                          0
                    -----------------------------------------------------------
                    6.   SHARED VOTING POWER
   NUMBER OF
     SHARES              2,261,964
  BENEFICIALLY      -----------------------------------------------------------
    OWNED BY        7.   SOLE DISPOSITIVE POWER
      EACH
   REPORTING             0
     PERSON         -----------------------------------------------------------
      WITH:         8.   SHARED DISPOSITIVE POWER

                         2,261,964
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,261,964
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.09%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

              (a)    NAME OF ISSUER

                     Adolor Corporation (the "Issuer").

              (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                     371 Phoenixville Pike, Malvern, PA 19355

ITEM 2.       (a)    NAMES OF PERSONS FILING:

                     ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("AVP LP"); ARCH Venture Corporation ("ARCH Venture Corporation"); ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell, Robert Nelsen ("Nelsen") and Clinton Bybee (collectively, the "Managing Directors"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".


              (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                     RESIDENCE:

                     8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

              (c)    CITIZENSHIP:

                     ARCH Venture Fund II, ARCH Management Partners II, AVP LP, and ARCH Venture Fund III are limited partnerships organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. ARCH Venture Corporation is a corporation organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

              (d)    TITLE OF CLASS OF SECURITIES:

                     Common Stock, $.01 par value (the "Common Stock")

              (e)    CUSIP NUMBER:
                     00724X10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULES 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable.

ITEM 4.       OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in ITEM 1.


                             Page 12  of  21 Pages

              (a)    AMOUNT BENEFICIALLY OWNED:

                     ARCH Venture Fund II is the record owner of 767,380 shares of Common Stock (the "ARCH Venture Fund II Shares") as of December 31, 2000. ARCH Venture Fund III is the record owner of 1,494,584 shares of Common Stock (the "ARCH Venture Fund III Shares" and, together with the ARCH Venture Fund II Shares, the "Record Shares") as of December 31, 2000. ARCH Management Partners II is the sole general partner of ARCH Venture Fund II. AVP LP is the sole general partner of ARCH Management Partners II. ARCH Venture Corportation is the sole general partner of AVP LP. AVP LLC is the sole general partner of ARCH Venture Fund III. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares. As individual general partners or managing directors of each of AVP LLC and ARCH Venture Corporation, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2000, Lazarus is the record owner of 3,000 shares of Common Stock and Nelsen is the record owner of 1,750 shares of Common Stock.

              (b)    PERCENT OF CLASS:

                     Each Reporting Person except Lazarus and Nelsen: 8.09%;
                     Nelsen: 8.10%; Lazarus: 8.11%. The foregoing percentages are calculated based on the 27,944,852 shares of Common Stock reported to be outstanding in the Issuer's press release dated November 30, 2000.

              (c)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                            (i) Sole power to vote or to direct the vote:

                                  0 shares for each Reporting Person except
                                  Lazarus and Nelsen. 3,000 shares for Lazarus. 1,750 shares for Nelsen.

                            (ii) Shared power to vote or to direct the vote:

                                  Each of the Reporting Persons:  2,261,964.

                            (iii) Sole power to dispose or to direct the
                                  disposition of:

                                  0 shares for each Reporting Person except
                                  Lazarus and Nelsen. 3,000 shares for Lazarus. 1,750 shares for Nelsen.

                            (iv) Shared power to dispose or to direct the
                                 disposition of:

                                  Each of the Reporting Persons: 2,261,964.

                     Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


                             Page 13  of  21 Pages

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).


                             Page 14  of  21 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 12, 2001          ARCH VENTURE FUND II, L.P.


                                    By:  ARCH Management Partners II, L.P.
                                         its General Partner

                                         By:  ARCH Venture Partners, L.P.
                                              its General Partner

                                              By:  ARCH Venture Corporation
                                                   its General Partner

                                                   By:             *
                                                        ------------------------
                                                        Steven Lazarus
                                                        Managing Director

                                    ARCH MANAGEMENT PARTNERS II, L.P.

                                    By:  ARCH Venture Partners, L.P.
                                         its General Partner

                                         By:  ARCH Venture Corporation
                                              its General Partner

                                              By:             *
                                                   ------------------------
                                                   Steven Lazarus
                                                   Managing Director

                                    ARCH VENTURE PARTNERS, L.P.

                                    By:  ARCH Venture Corporation
                                         its General Partner

                                              By:             *
                                                   ------------------------
                                                   Steven Lazarus
                                                   Managing Director

                                    ARCH VENTURE CORPORATION

                                    By:             *
                                         ------------------------
                                         Steven Lazarus
                                         Managing Director

                              Page 15 of 21 Pages

                                    ARCH VENTURE FUND III, L.P.

                                    By:  ARCH Venture Partners, L.L.C.
                                         its General Partner


                                         By:             *
                                              ------------------------
                                              Steven Lazarus
                                              Managing Director


                                    ARCH VENTURE PARTNERS, L.L.C.

                                         By:             *
                                              ------------------------
                                              Steven Lazarus
                                              Managing Director


                                                  *
                                    -----------------------------
                                     Steven Lazarus

                                                  *
                                    -----------------------------
                                     Keith Crandell

                                                  *
                                    -----------------------------
                                     Robert Nelsen

                                                  *
                                    -----------------------------
                                     Clinton Bybee


                                                 * By: /s/ Mark McDonnell
                                                       -------------------------
                                                       Mark McDonnell as
                                                       Attorney-in-Fact


--------------------------------------------------------------------------------

This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.


                              Page 16 of 21 Pages